EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-69658) pertaining to the 2001 Outside Director Stock Option Plan; in the Registration Statement (Form S-8 No. 333-92883) pertaining to the 1998 Nonstatutory Stock Option Plan; in the Registration Statement (Form S-8 No. 333-16707, No. 333-37758 and No. 333-88636) pertaining to the 1996 Stock Option Plan, 1996 Director Option Plan, 1988 Stock Option Plan and 1996 Employee Stock Purchase Plan; and in the Registration Statement (Form S-3 No. 333-34124) of Ventana Medical Systems, Inc. of our report dated January 24, 2003, except for Note 17 as to which the date is March 12, 2003, with respect to the consolidated financial statements and schedule of Ventana Medical Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/    ERNST & YOUNG LLP

Phoenix, Arizona

March 12, 2003